                                                                   EXHIBIT 10.24



                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

         This Separation Agreement and General Release (the "Agreement") is entered into as of March 11, 2004 ("Effective Date") between Donald Weinstein ("Employee") and MasTec, Inc. ("MasTec" or "Employer") who agree as follows:

         1. Employee currently serves as Chief Financial Officer of MasTec, Inc.

         2. Employees' employment shall terminate on the Effective Date. The date of Employee's termination shall be referred to as the Separation Date. The period of time between the Separation Date and December 31, 2004 shall be referred to as the Term of this Separation Agreement. The Parties agree the Employee is being terminated "without cause" as such term is defined in that certain Employment Agreement entered into between MasTec and Employee dated January 9, 2004 (the "Employment Agreement").

         3. MasTec shall pay Employee the following ("Severance Benefits"):

                  (a) Those benefits set forth in Sections 11(f) and 11(g) of the Employment Agreement but adjusted as follows: (a) his Base Salary from the Separation Date through and including December 31, 2004, which base salary shall not be subject to mitigation, and (b) all benefits set forth in Section 4(b) of the Employment Agreement, provided only that with respect to Company benefits, including medical, disability insurance, life insurance and the Company's 401(k), said benefits shall terminate earlier in the event that Employee receives like or similar benefits from a different employer between the Separation Date and December 31, 2004);

                  (b) The Parties acknowledge that in accordance with Section 4(a) of the Employment Agreement, Employee's Base Salary for the period commencing January 9, 2004, is $300,000.00;

                  (c) The Company acknowledges Employee voluntarily forfeited $30,000.00 of his compensation during 2003 as part of a Company cost cutting measure. The Company agrees to pay said amount to Employee within ten (10) days of execution of this Separation Agreement; and

(d) Subject to the limitations set forth in Section 4(d) of the Employment Agreement, all previously issued options (i.e., options previously awarded to Employee in accordance with the terms of the 1994 Stock Incentive Plan and the 1999 Non-Qualified Employee Stock Option Plan as well as the options to purchase one hundred thousand (100,000) shares of common stock of the Company granted under the Employment Agreement) will vest in accordance with the incentive stock option plan and their respective vesting schedules provided. The Options shall remain exercisable for a period of six (6) months after the last options vest.

         4. During the term of this Separation Agreement, Employee shall reasonably co-operate and assist the Company on all matters or issues pertaining to Employee's prior duties with the Company, as requested by the Company's Chief Executive Officer or the Company's General Counsel, as follows.

         a. During the term of this Separation Agreement, (the "Consulting Period"), Employee shall provide such consulting services ("Consulting Services") (i) as may be reasonably necessary or appropriate in order to effect an orderly transition





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                  of Employee's responsibilities to one or more other employees of MasTec and to ensure that MasTec is aware of all matters that were handled by Employee during his employment by MasTec and (ii) as may be reasonably requested by MasTec in connection with general corporate matters.

         b. During the Consulting Period, Employee shall not have any formal schedule of duties or assignments, but (i) for the first ninety (90) days after the Separation Date (the "Initial Consulting Period"), Employee shall make himself available for up to 20 hours per week to perform the Consulting Services and
                  (ii) during the remainder of the Consulting Period, Employee shall make himself available for up to 20 hours per month to perform the Consulting Services. Employee shall receive reasonable advance notice from MasTec of the time requested for such Consulting Services, which time shall not unreasonably interfere with Employee's other activities. Employee may perform Consulting Services by telephone and may be required to travel in connection with his performance of Consulting Services.

         c. Employee agrees that Consulting Services provided by him during the Initial Consulting Period shall be provided without charge to MasTec.

         d. For all other services rendered to Employer during the term of this Separation Agreement (except as limited by Paragraph 8, below), the Employee shall be paid at the rate of $350 per hour (the "Consulting Fee").

         e. MasTec agrees to reimburse Employee within thirty (30) days for reasonable expenses incurred by him in connection with his rendering of Consulting Services to the extent such expenses are reimbursable under MasTec's policy for business expenses as provided to him from time to time. Employee will provide appropriate documentation of expenses as required under said policy.

         5. Employee agrees that the Severance Benefits constitute sufficient consideration for this Agreement. Employee acknowledges and agrees that no consideration other than the Severance Benefits as provided for by this Agreement has been or will be paid or furnished by Employer. Employee acknowledges that the Severance Benefits includes compensation for any right Employee may have or have had to (a) vacation, holiday, sick or personal days or pay in lieu thereof, and (b) bonus, profit sharing or other incentive compensation. Employee acknowledges that the Severance Benefits and any Consulting Fee paid under this Agreement are compensation and will be included in either a W-2 earnings statement or a 1099 statement, and are subject to applicable payroll withholding taxes.

         6. Employee agrees, as a condition precedent to receipt of the Severance Benefits pursuant to this Agreement, that Employee will deliver or cause to be delivered to Employer not later than the Separation Date, (a) all keys, ID cards, corporate credit card, radio, electronic beeper or other electronic devices, equipment and all other property belonging to Employer (except as provided below) and (b) all originals and copies of any drawings, books, manuals, letters, notes, notebooks, reports, financial statements, business plans, projections, data base, or documents, materials or information in Employee's possession or control containing or describing any Confidential Information (as defined below) or otherwise relating to Employer or any of its subsidiaries or affiliates. Employee shall retain for the term of this Separation Agreement, the company automobile or other vehicle, the laptop computer, computer software of any kind on said laptop, the electronic address book, and the portable telephone now used by the Employee, which shall be used by Employee in connection with work with the Company during that term, and which shall be returned to the Company at the end of said same term.



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

         7. In exchange for the Severance and other Benefits under this Agreement, Employee and her heirs, representatives, executors, successors and assigns (collectively, the "Releasors"), acquit, release and forever discharge MasTec and its agents, servants, officers, directors, shareholders employees, predecessors, subsidiaries, affiliates, successors and assigns (collectively, the " MasTec Released Parties") from all claims, demands, debts, damages, liabilities, obligations, actions or causes of action, whether known or unknown, foreseen and unforeseen, fixed, accrued or contingent, liquidated or unliquidated, matured or unmatured, direct or derivative or consequential, arising from contract, tort, statute, regulation or otherwise (collectively, "Claims"), including, without limitation (a) Claims for fraud, intentional misconduct, simple or gross negligence, criminal conduct, slander or libel, (b) Claims in connection with Employee's employment (including wrongful termination, breach of express or implied contract, unpaid wages, accrued vacation, holidays or sick days, employee benefits, or under any federal, state, or local employment laws, regulations, or executive orders prohibiting discrimination of any kind, including discrimination on the basis of age, race, sex, sexual preference, marital status, national origin, religion, handicap, and disability discrimination, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and Florida's Civil Rights Act, and (c) any other Claim of any kind whatsoever, arising out of, resulting from or in any way connected with any act, omission, fact, event, occurrence, matter, agreement, happening, representation, warranty, promise or transaction of any kind that the Releasors ever had or may now have against the Released Parties, from the beginning of time to the date of this Agreement. Employee is not releasing any right or claims he may have personally to any Director and Officer Liability protection to which he may be entitled as a result of his employment as a corporate officer of MasTec.

         8. MasTec and the MasTec Released parties acquit, release and forever discharge Employee and the Employee Releasors from all Claims of any kind whatsoever, arising out of, resulting from or in any way connected with any act, omission, fact, event, occurrence, matter, agreement, happening, representation, warranty, promise or transaction of any kind that MasTec or the masTec Released Parties ever had or may now have against Employee or the Employee Releasors, from the beginning to time to the date of this Agreement, except for Claims arising from (a) any criminal activity by Employee, (b) any fraud or breach of fiduciary duty committed by Employee or (c) Employee's obligations under this Agreement.

MasTec agrees that it will (a) indemnify and hold Employee harmless for any claims, demands, damages, liabilities, losses, costs and expenses (including attorneys' and paralegal fees and court costs) incurred or suffered by Employee in connection with Employee's service as an executive officer of MasTec or its affiliates or in connection with Employee's service under this Agreement to the fullest extent (including advancement of expenses) permitted by Florida corporate law for the indemnification of officers and directors of a Florida corporation and (b) will include Employee as a covered employee under MasTec's policy until the applicable statutes of limitations have expired.

         9. Employee agrees that he will cooperate and assist MasTec in connection with any legal, quasi-legal, administrative or other similar proceeding, including any external or internal investigation, involving MasTec or any of its subsidiaries or affiliates, by furnishing such information and appropriate services (including, if required, testimony) any by making himself available to MasTec as may be reasonably required by MasTec from time to time, To the extent that any such legal, quasi-legal, administrative or other similar proceeding, including any external or internal investigation involves a defense, in whole or part, of Employee's service, actions or inaction as an executive officer of MasTec or its affiliates, Employee's cooperation and assistance shall be without charge to MasTec.

         10. In exchange for the Severance Benefits, Employee acknowledges and agrees that the Company's and its subsidiary and affiliated companies' (collectively, the "COMPANIES")



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infrastructure services businesses (the "BUSINESS") are conducted throughout the
United States of America and the Commonwealth of Canada. Until two (2) years following the Separation Date and within the United States of America and the Commonwealth of Canada (including their possessions, protectorates and territories, the "Territory"), Employee will not (whether or not then employed by the Company for any reason), without the Company's prior written consent:

                  (i) directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money or property, rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;

                  (ii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded any existing customer or client, or potential customer or client to which the Companies have made a presentation or with which the Companies have been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the Companies, or to commence doing Business with or increase the amount of Business done with or hire another company;

                  (iii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded the business of any person or entity that is a customer or client of the Companies, or was their customer or client within two (2) years prior to cessation of Employee's employment by any of the Companies or any of their subsidiaries, for the purpose of competing with the Business; or

                  (iv) solicit, persuade or attempt to solicit or persuade, or cause or authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of Employee or any other person or entity, any individual who is or was at any time within six (6) months prior to cessation of Employee's employment by the Companies, an employee of any of the Companies.

         If Employee breaches or violates any of the provisions of this SECTION 9, the running of the Period of Non-Competition (but not of any of Employee's obligations under this SECTION 9) will be tolled with respect to Employee during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from Employee reimbursement for all attorneys' and paralegal fees and expenses and court costs incurred by the Companies in enforcing this Agreement and will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received, directly or indirectly, by Employee from the action constituting a breach or violation of this SECTION 9.

         11. Employee permanently, unequivocally and unconditionally waives any and all rights Employee may have, may have had in the past, or may have in the future to seek, obtain or resume employment with Employer. Employee further understands that Employer is under no obligation,



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

presently or at any time in the future, to accept Employee as an employee and Employer may deny employment to Employee solely based upon this Agreement.

         12. Employee represents and warrants that no person other than signatories hereto had or has any interest in the matters referred to in this Agreement, that Employee has the sole right and exclusive authority to execute this Agreement, and that Employee has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

         13. Employee agrees to indemnify and hold Employer harmless from and against any and all claims, including Employer's court costs and attorneys' fees arising from or in connection with any claim, action, or other proceeding made, brought, or prosecuted, or caused or permitted to be commenced or prosecuted, by Employee, Employee's successor(s), or assign(s) contrary to the provisions of the Agreement. It is further agreed that this Agreement will be deemed breached and a cause of action accrued thereon immediately upon the commencement of any action contrary to this Agreement, and in any such action this Agreement may be pleaded by the Employer, or any of them, both as a defense and as a counterclaim or cross-claim in such action. This paragraph shall not apply to actions brought pursuant to the Age Discrimination in Employment Act ("ADEA") or the Older Workers Benefit Protection Act ("OWBPA").

         14. Employee agrees that all matters relating to this Agreement are strictly confidential and that Employee and/or Employee's attorney will not disclose or disseminate any information concerning any term or terms hereof to any third person or persons. Any disclosure or dissemination by Employee will be regarded as a breach of this Agreement and a cause of action will immediately accrue for damages, including, but not limited to, the amount paid to Employee under this Agreement.

Employee acknowledges that as a result of Employee's employment with Employer, Employee has gained knowledge of, and access to, proprietary and confidential information and trade secrets of Employer and its subsidiaries and affiliates, including, without limitation, (1) the identity of customers, suppliers, subcontractors and others with whom they do business; (2) their marketing methods and strategies; (3) contract terms, pricing, margin, cost information and other information regarding the relationship between them and the persons and entities with which they have contracted; (4) their services, products, software, technology, developments, improvements and methods of operation; (5) their results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (6) the identity of and compensation paid to their employees, including Employee; (7) their business plans, models or strategies and the information contained therein; (8) their sources, leads or methods of obtaining new business; and (9) all other confidential information of, about or concerning the business of Employer and its subsidiaries and affiliates (collectively, the "Confidential Information"). Employee further acknowledges that such information, even though it may be contributed, developed or acquired by Employee, and whether or not the foregoing information is actually novel or unique or is actually known by others, constitutes valuable assets of Employer developed at great expense which are the exclusive property of Employer or its subsidiaries and affiliates. Accordingly, Employee will not, at any time, either during or subsequent to the Term, in any fashion, form or manner, directly or indirectly, (i) use, divulge, disclose, communicate, provide or permit access to any person or entity, any Confidential Information of any kind, nature or description, or (ii) remove from Employer's or its subsidiaries' or affiliates' premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser acoustic or other means) except in the case of both (i) and (ii), (A) as reasonably required in the performance of Employee's services to Employer under this Agreement, (B) to responsible officers and employees of Employer who are in a contractual or fiduciary relationship with Employer and who have a need for such information for purposes in the best interests of Employer, and (C) for such information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by



                                      -5-
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Employee. Employee acknowledges that Employer would not enter into this
Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of Employer.

         15. The prevailing party will be entitled to any attorneys' fees and court costs incurred in enforcing this Agreement or in defending any claim brought in violation hereof, except that this Paragraph shall not apply to actions brought pursuant to the Age Discrimination in Employment Act ("ADEA") or the Older Workers Benefit Protection Act ("OWBPA").

         16. Employee fully understands that if any fact with respect to which this Agreement is executed is found hereafter to be other than or different from the facts in that connection now believed by Employee to be true, he expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement will be and remain effective notwithstanding such difference in fact.

         17. Employee represents and agrees that he has not and will not make or file or cause to be made or filed any claim, charge, allegation, or complaint, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state, or local, relating to Employer in any manner, including without limitation, Employer's business or employment practices.

         18. Employee agrees that he will not make any statements about or relating to MasTec or its affiliates, its officers, directors, shareholders, agents or independent contractors which are disparaging, critical or likely to cause embarrassment. In the event Employee becomes employed by a customer of the Company, Employee agrees not to directly or indirectly negatively impact the Company's relationship with said customer. MasTec shall not make any statements about or relating to Employee that are disparaging, critical or likely to cause embarrassment.

         19. Employer shall provide Employee with a positive reference.

         20. Nothing contained in this Agreement shall preclude the Employer or the Employee from disclosing information as may be reasonably necessary in any legal or administrative proceeding, provided however that Employer or Employee shall be advised of such disclosure and that the parties to this Agreement will cooperate in obtaining reasonably necessary confidentiality orders.

         21. Employee acknowledges that violation of the Agreement may give rise to irreparable injury to Employer, inadequately compensable in damages. Accordingly, Employer may seek and obtain injunctive relief against the breach or threatened breach of the foregoing, in addition to any other legal remedies which may be available and which legal remedies are not waived by Employer's seeking injunctive relief. Employer acknowledges and agrees that the covenants contained herein are necessary for the protection of Employer's legitimate business interests.

         22. Pursuant to the provisions of the Older Workers Benefit Protection Act (OWBPA), which applies to Employee's waiver of rights under the Age Discrimination in Employment Act, Employee has had a period of at least twenty-one (21) days within which to consider whether to execute this Agreement. Also pursuant to the OWBPA, Employee may revoke the Agreement within seven (7) days of its execution. It is specifically understood that this Agreement will not become effective or enforceable until the seven-day revocation period has expired. Consideration for this Agreement will not be paid until the end of the seven-day revocation period or, if paid before the expiration of the seven-day revocation period, must be refunded in full to revoke this Agreement.

         23. Employee acknowledges that, pursuant to the OWBPA, Employer advised Employee, in writing, to consult with an attorney prior to executing this Agreement



                                      -6-
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         24. This Agreement does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by Employer and is entered into by the parties solely to end any controversy between them. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of laws rules. The parties agree to submit any claims arising from a breach of this Agreement, other than those by MasTec claiming a breach of paragraph 9 for which MasTec shall have the right to seek injunctive relief in state or federal Court in Miami-Dade County, to binding arbitration with the American Arbitration Association ("AAA") in Miami, Florida in accordance with the National Rules for the Resolution of Employment Disputes in effect at the time of filing (the "Employment Rules").

          This provision is a material inducement for Employer to enter into this Agreement with Employee.

         25. The waiver by Employer in writing of any provision of this Agreement will in no manner affect the right to enforce the same, and will not be construed to be a waiver by Employer of any succeeding breach of such provision or a waiver of any breach of any other provision.

         26. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth herein. This Agreement cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought. Employee will make no claim and waives any right Employee may now have or may hereafter have based upon any alleged oral alteration, amendment, modification, or any other alleged change in this Agreement.

         27. This Agreement may be executed in counterparts, each of which will be considered an original but which will constitute one and the same agreement.



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         28. EMPLOYEE FURTHER STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT,
IT HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, AND THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND THAT THE ONLY PROMISES MADE TO HER TO SIGN THE AGREEMENT ARE THOSE STATED IN THE AGREEMENT, AND THAT EMPLOYEE IS SIGNING THIS AGREEMENT VOLUNTARILY WITH THE FULL INTENT OF RELEASING EMPLOYER OF ALL CLAIMS.


         29. EMPLOYEE KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY CLAIMS COVERED BY THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON OR PARTY AND RELATED TO THIS AGREEMENT OR ANY CLAIMS; THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL BEING A MATERIAL INDUCEMENT FOR EMPLOYER TO ENTER INTO THIS AGREEMENT.


         EXECUTED: as of July 16, 2004.


                                     /s/ Donald Weinstein
                                     -------------------------------------------
                                     Donald Weinstein


                                     MASTEC, INC.


                                     By: /s/ Austin J. Shanfelter
                                         ---------------------------------------
                                         Austin J. Shanfelter, President and CEO







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